FOR IMMEDIATE RELEASE
4/18/01

Tellabs reports first-quarter earnings results
Company announces plan to align expenses with revenue and exit SALIX® product line

Lisle, Ill. — Tellabs today announced first-quarter sales of $772 million, up 21% from $639 million a year ago, driven by demand for Tellabs' core optical networking products. First-quarter net income amounted to $123 million, up 13%, from $108 million a year ago and diluted earnings per share were 29 cents, up 12% from last year (all comparisons to prior year in this release refer to the attached pro forma results of operations).

In light of reduced and deferred spending by major communications carriers, Tellabs will realign its cost structure with its current expectations for lower revenue growth. The company will further reduce discretionary spending, eliminate salary increases this year, institute a pay-cut for all corporate officers, align manufacturing capability with demand expectations, and terminate the SALIX next-generation-switching product effort.

As a result, the company will take a restructuring and other one-time charges in the second quarter for costs associated with reducing its workforce by about 550 people, consolidation of excess facilities, related fixed asset disposals, asset impairment and excess inventory. Tellabs also eliminated 450 temporary or contract positions during the quarter and will not fill 1,100 open positions. Total charges are expected to be in the range of $150 million to $225 million. On an annualized basis, the workforce-related actions are expected to reduce Tellabs' overall cost structure by approximately 5% to 6%.

Tellabs now expects 2001 revenues of $3.6 billion to $3.7 billion; 2001 earnings per share are now expected to range between $1.55 and $1.65, excluding the goodwill from the acquisition of Future Networks Inc.

"These actions are unfortunate because they affect a lot of talented people," said Tellabs President and CEO Richard C. Notebaert. "By paring back our efforts in next-generation switching, we are aligning with our customers' priorities and strengthening our initiatives in high-growth areas such as optical networking. Despite the current challenges, I am as confident as ever in Tellabs' long-term prospects and our ability to deliver strong revenue and earnings growth in the future."

Optical Networking--For the first quarter 2001, sales of optical networking equipment rose 22% to $482 million. During the quarter, Tellabs shipped 3 million DS-1-equivalent ports of TITAN 5000 series optical networking products and continued to ship its new TITAN® 6000 series products for customer deployment.

Broadband Access--Sales of broadband access products amounted to $153 million, which was consistent with last year's quarter. Sales of the managed digital network product line posted year-over-year improvement, which offset slower sales from the CABLESPAN® product line. During the quarter, Tellabs completed its acquisition of Future Networks Inc., a leader in standards-based voice and data modem technology, which enables Tellabs to provide cable operators with a complete solution for cable-data modem and voice-over-IP services.

Voice-Quality Enhancement--Sales in the voice-quality-enhancement market amounted to $33 million, compared with $54 million last year. During the quarter, Tellabs announced voice-quality enhancement contracts with major carriers such as Globtel and KPN International Network Services.

Services and Solutions--Building on growth in its core optical networking business, Services and Solutions revenues increased 160%, to $104 million in the first quarter of 2001.

Simultaneous Webcast and Teleconference Replay-Tellabs will host a teleconference at 7:30 a.m. Central Time on Wednesday, April 18, to discuss first-quarter 2001 results. Internet users can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for 48 hours, beginning at 9:30 a.m. Central Time, at 800-633-8284. (Outside the United States, call 858-812-6440.) When prompted, enter the Tellabs reservation number: 18414716.

In 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs' employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

Forward-Looking Statements--This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

For a more detailed description of the risk factors, please refer to the company's SEC filings.

Tellabs, the Tellabs logo, TITAN, CABLESPAN, and SALIX are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

INVESTOR CONTACT: John Springer
+1.630.378.8289
John.Springer@tellabs.com

MEDIA CONTACT: Jean Medina
+1.630.512.8336
Jean.Medina@tellabs.com

Tellabs, the Tellabs logo, TITAN, CABLESPAN, and SALIX are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC. Results of Operations (Dollars in thousands, except per-share data)
	Three Months Ended
	03/30/01	03/31/00
Net Sales	$772,108	$631,285
Cost of Goods Sold	366,202	299,094
Gross Profit	405,906	332,191

Operating Exp.
Mktg. & G.A.	111,060	86,966
Research & Dev.	127,604	93,020
Merger Costs	----	5,760
Goodwill Amort.	4,505	3,015
Total Oper. Expenses	243,169	188,761

Oper. Profit	162,737	143,430
Interest/ Other-Net	16,105	37,771
Profit Before Tax	178,842	181,201

Income Taxes	56,335	60,690
Net Profit Before Cum. Effect	$122,507	$120,511
Net of Tax	----	(29,161)
Profit After Cum. Effect	$122,507	$91,350

Earnings per Share Before Cum. Effect:
Basic	$0.30	$0.29
Diluted	$0.29	$0.29

Cum. Effect per Share:
Basic	----	$0.07
Diluted	----	$0.07

Earnings per Share:
Basic	$0.30	$0.22
Diluted	$0.29	$0.22

Average Number of Shares of Common Stock Outstanding
Basic	408,771	408,794
Diluted	416,282	418,909

TELLABS, INC. Proforma Results of Operations (Amounts in thousands, except per-share data) (Unaudited)
	Three Months Ended
	03/30/01	03/31/00*
Net Sales	$772,108	$639,490
Cost of Goods Sold	366,202	307,916
Gross Profit	405,906	331,574

Operating Exp.¹
Mktg. & G.A.	111,060	86,966
Research & Dev.	127,604	93,020

Goodwill Amort.	4,505	3,015
Total Oper. Expenses	243,169	183,001

Oper. Profit	162,737	148,573
Interest/ Other-Net²	16,105	14,022
Profit Before Tax	178,842	162,595

Income Taxes	56,335	54,469
Net Profit	$122,507	$108,126

Earnings per Share
Basic	$0.30	$0.26
Diluted	$0.29	$0.26

Average Number of Shares of Common Stock Outstanding
Basic	408,771	408,794
Diluted	416,282	418,909

Pro-forma Adjustments
*Year 2000 results of operations are not restated to reflect the adoption of the Securities Exchange Commission's Staff Accounting Bulletin No. 101.
(1) 2000 results exclude a pre-tax charge of $5.8 million ($0.01 per diluted share) related to the merger with SALIX Technologies, Inc.
(2) 2000 results exclude a pre-tax gain of $19.2 million ($0.03 per diluted share) on the sale of stock held as an investment and a pre-tax gain of $4.6 million ($0.01 per diluted share) on a distribution from one of the Company's technology investments.

TELLABS, INC. Condensed Consolidated Balance Sheets (Dollars in thousands)
	2001 First Quarter	2000 Year End
Assets
Current Assets
Cash and investments	$1,019,064	$1,022,347
Accounts receivable, less allowance	594,936	802,546
Inventories	533,941	428,255
Other current assets	54,965	69,331
Total Current Assets	2,202,906	2,322,479

Property, Plant and Equipment	814,525	756,895
Accumulated depreciation	(311,510)	(296,134)
	503,015	460,761

Goodwill	167,303	73,924
Other Assets	213,176	215,903
Total Assets	$3,086,400	$3,073,067

Liabilities
Current Liabilities
Accounts payable	$136,503	$155,006
Accrued liabilities	119,953	164,045
Income taxes	46,769	93,294
Total Current Liabilities	303,225	412,345

Long-Term Debt	2,850	2,850
Other Long-Term Liabilities	26,938	24,221
Deferred Income Taxes	925	6,067
Total Liabilities	333,938	445,483

Stockholders' Equity
Common Stock, $.01 Par Value	4,112	4,112
Additional Paid-In Capital	472,809	441,909
Treasury Stock	(126,476)	(126,476)
Cumulative Translation Adjustment	(154,255)	(127,018)
Unrealized Holding (Losses) Gains on Securities	(4,861)	(3,559)
Retained Earnings	2,561,123	2,438,616

Total Stockholders' Equity	2,752,462	2,627,584
Total Liab. and Stockholders' Equity	$3,086,400	$3,073,067